Exhibit 99.2

[DEPARTMENT OF HEALTH & HUMAN SERVICES LOGO]	Public Health Service

Food and Drug Administration Center for Devices and Radiological Health 2098 Gaither Road Rockville, MD 20850

WARNING LETTER

VIA FEDERAL EXPRESS

Mr. William C. Dow
President and CEO
Aksys, Ltd
Two Marriott Drive
Lincolnshire, Illinois 60069

Dear Mr. Dow:

We are writing to you because the Food and Drug Administration (FDA) has information that reveals a serious regulatory problem involving the product known as the Aksys PHD Personal Hemodialysis System, which is made and marketed by your firm.

Under a United States law, the Federal Food, Drug and Cosmetic Act (the Act), this product is considered to be a device because it is intended for use in the diagnosis of disease or other conditions or in the cure, mitigation, treatment, or prevention of disease, or is intended to affect the structure or function of the body, section 201(h) of the Act, 21 U.S.C. 321(h). The law requires that manufacturers of devices that are not 510(k)-exempt obtain marketing approval or clearance for their products from the FDA before they may offer them for sale. This helps protect the public health by ensuring that newly introduced devices are safe and effective or substantially equivalent to other devices already legally marketed in this country for which approval is not required.

Our records do not show that you obtained marketing clearance or approval before you began offering your device for sale with a modified treatment length. The device was cleared via a premarket notification (510(k)) K010131, on March 26, 2002, with a specified treatment length of 5 to 170 minutes using a 50 liter tank. Your current website (http://www.aksys.com/phd/specifications.asp) indicates a modified treatment length of 60 to 480 minutes using a 50 liter tank. Such a change would require significant modifications to the design and software of the device, and could affect the safety due to dialysate and/or water quality issues. The kind of information you need to submit in order to obtain this clearance is described on FDA’s device web site at www.fda.gov/cdrh/devadive. FDA will evaluate this information and decide whether your product may be legally marketed.

Page 2 - Mr. Dow

Because you do not have marketing clearance from the FDA for your modified device, marketing your product is a violation of the law. In legal terms, the product is adulterated under section 501(f)(l)(B), 21 U.S.C. 351(f)(l)(B), and misbranded under section 502(o), 21 U.S.C. 352(o) of the Act. Your product is misbranded under the Act because you did not submit a section 510(k) premarket notification, which is required by 21 U.S.C 360(k) and 21 CFR 807.81(a)(3)(i), that shows your device is substantially equivalent to other devices that are legally marketed. Until you submit a section 510(k) premarket notification and FDA reviews it and notifies you that you may market your device, your product is also adulterated under the Act because the law requires, and you do not have, an approved premarket approval application that shows your device is safe and effective. For a product requiring premarket approval before marketing, the notification required by section 510(k) of the act is deemed to be satisfied when a premarket approval application (PMA) is pending before the agency.

You should know that this serious violation of the law may result in FDA taking regulatory action without further notice to you. These actions include, but are not limited to, seizing your product inventory, obtaining a court injunction against further marketing of the product, or assessing civil money penalties. Also, Federal agencies are informed about the Warning Letters we issue, such as this one, so that they may consider this information when awarding government contracts.

It is necessary to take action on this matter now. Please let this office know in writing what steps you have taken to correct the problem within fifteen (15) working days from the date you received this letter. We also ask that you explain how you plan to prevent this problem from happening again. If you need more time, let us know why and when you expect to complete your correction.

Please direct your response to Paul Tilton, Chief, Ob/Gyn, Gastroenterology & Urology Devices Branch, HFZ-332, Center for Devices and Radiological Health, 2098 Gaither Road, Rockville, MD 20850. If you have any questions about the contents of this letter, please contact Paul Tilton at 240-276-0115.

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Finally, you should understand that there are many FDA requirements pertaining to the manufacture and marketing of medical devices. This letter pertains only to the issue of premarket clearance for your device and does not necessarily address other obligations you may have under the law.

Sincerely yours,

/s/ Timothy A. Ulatowski
Timothy A. Ulatowski
Director
Office of Compliance
Center for Devices
  and Radiological Health